UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 12, 2014 (August 11, 2014)

TIPTREE FINANCIAL INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 446-1400
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 11, 2014, Fortegra Financial Corporation (“Fortegra”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tiptree Operating Company, LLC, a Delaware limited liability company (“Parent”), Caroline Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Holdings”), Caroline Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Fortegra (the "Merger"), with Fortegra surviving the Merger as a wholly-owned subsidiary of Holdings. Parent is a subsidiary of Tiptree Financial Inc. (“Tiptree”). The Merger Agreement was unanimously approved by Tiptree’s Board of Directors.

Fortegra is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services, to our business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. Fortegra's brands include Fortegra™, Life of the South®, 4Warranty, ProtectCELL™, Continental Car Club™, Auto Knight Motor Club™, United Motor Club™, Consecta™, Pacific Benefits Group™, and South Bay Acceptance Corporation.

At the effective time of the Merger, each share of Fortegra’s Common Stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the effective time (other than shares owned by (i) Parent, Holdings, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, (ii) Fortegra or (iii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into and thereafter entitle the holder thereof to receive $10.00 in cash (the “Merger Consideration”), without interest, equivalent to an aggregate merger consideration of approximately $217,727,280, based on a total of 21,772,728 shares of Common Stock as of August 11, 2014, comprised by (i) 20,061,849 issued and outstanding shares of Common Stock, including 330,266 shares of Restricted Stock, (ii) 1,680,879 shares of Common Stock expected to be issued pursuant to unexercised options and (iii) 30,000 shares of Common Stock expected to be issued prior to the Effective Time.

Under the terms of the Merger Agreement, Fortegra has obtained the adoption by written consent of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock. No additional action by holders of the Common Stock will be required to complete the transaction.

The Merger Agreement further requires that, within thirty (30) business days of the execution and delivery of the Merger Agreement, Fortegra file with the Securities and Exchange Commission (the “SEC”) a preliminary information statement of the type contemplated by Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, relating to the Merger Agreement, the Merger and the transactions contemplated under the Merger Agreement.

Consummation of the Merger is subject to other customary conditions, including without limitation: (i) the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required approvals thereunder; (ii) filings with, and approvals from, insurance and other regulatory bodies having jurisdiction over any such matters; and (iii) the absence of any law, injunction, judgment or ruling prohibiting or restraining the Merger or making the consummation of the Merger illegal. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation: (x) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers); and (y) the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. Although Parent is not required to consummate the Merger until after completion of a marketing period for the financing it is using to fund a portion of the Merger Consideration, the consummation of that debt financing is not a condition to the closing of the Merger transaction.

Tiptree has made customary representations and warranties and covenants in the Merger Agreement, including without limitation covenants regarding (i) the purchase of a six year “tail” prepaid policy on Fortegra’s current directors’ and officers’ liability insurance and (ii) the use of reasonable best efforts to cause the Merger to be consummated.

The Merger Agreement provides for a “go-shop” period of thirty (30) days following the date of the Merger Agreement, during which time the Board of Directors of Fortegra may directly or indirectly solicit, encourage and facilitate a competing offer to acquire Fortegra, change its recommendation regarding the Merger (subject to compliance with the terms of the Merger Agreement, including the payment of a termination fee under certain circumstances), engage in discussions or negotiations concerning any competing offer to acquire Fortegra, and provide non-public information and access to Fortegra properties, books, records or personnel to any person or entity with whom Fortegra has entered into a confidentiality agreement, provided that this information has or will be provided to Parent and Merger Sub. The Merger Agreement also provides for a four-day "match right" period during which Fortegra would be compelled to negotiate in good faith with Parent and Merger Sub and permit Parent and Merger Sub to propose revisions to the terms of the Merger Agreement in the event that a competing offer is submitted to the Board of Directors of Fortegra during the "go shop" period which is deemed to be a Superior Proposal (as defined in the Merger Agreement).

Pursuant to the Merger Agreement, at the effective time of the Merger, all outstanding employee stock options will automatically vest and become exercisable, cease to be outstanding, and be converted into the right to receive cash representing the difference between the per share Merger Consideration and the exercise price of the option, net of any applicable tax withholdings. Similarly, each share of restricted stock outstanding will automatically vest and be converted into the right to receive the per share Merger Consideration.

The Merger Agreement contains certain termination rights for Fortegra and Parent. Upon a termination of the Merger Agreement under specified circumstances, Fortegra will be required to pay Parent a termination fee equal to 3.5% of the aggregate Merger Consideration. The Merger Agreement also provides that Parent will be required under the circumstances set forth in the Merger Agreement to pay Fortegra a reverse termination fee equal to 6% of the aggregate Merger Consideration in the event that Parent’s marketing period for the financing has ended, and Parent, Holdings and Merger Sub do not receive the proceeds of the debt financing and, as a result, fail to close the Merger within two (2) business days following notice that all conditions to closing are satisfied. In addition to the foregoing termination rights, if the Merger is not consummated on or before December 11, 2014 (which dated may be extended by Parent or Fortegra to February 11, 2015, if additional time is needed to procure certain regulatory approvals), either Parent or Fortegra may terminate the Merger Agreement under the conditions described therein.

Parent and/or Holdings will fund the acquisition with approximately $99 million of cash, and the remainder of the merger consideration will be funded through the debt financing at the Fortegra level to be provided pursuant to the commitments obtained by Parent, Holdings and Merger Sub for the transaction, as contemplated by the Merger Agreement. A syndicate of lenders led by Wells Fargo Bank, National Association (collectively, the “Lenders”) has committed to provide a $90 million secured revolving credit facility (approximately $70 million of which is expected to be drawn at closing) and a $50 million secured term loan(all of which is expected to be drawn at closing), on the terms and subject to the conditions set forth in a debt commitment letter (the “Debt Commitment Letter”). The obligation of the Lenders to provide debt financing under the Debt Commitment Letter is subject to a number of conditions, including without limitation (i) a condition that, since December 31, 2013, there shall not have occurred any Material Adverse Change (as defined in the Merger Agreement) with respect to Fortegra; (ii) execution and delivery of definitive documentation with respect to the credit facilities consistent with the Debt Commitment Letter; (iii) the accuracy of certain specified representations and warranties in the loan documents and the Merger Agreement; (iv) Fortegra’s pro forma total leverage ratio not exceeding a specified level for the most recently ended period of four fiscal quarters ending prior to the Closing; (v) consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendment to the Merger Agreement or any waiver thereof that is materially adverse to the Lenders without the consent of the lead arranger under the Debt Commitment Letter), substantially concurrently with the initial borrowing under the senior debt facilities; (vi) delivery of certain customary closing documents (including, among others, a solvency certificate), specified items of collateral and certain Fortegra financial statements; and (vii) payment of applicable fees and expenses.. The final termination date for the Debt Commitment Letter (unless extended in the discretion of the commitment parties thereunder) is December 11, 2014 (or, if additional time is required to procure certain regulatory approvals, February 11, 2015) (or such earlier date which is the earlier of (i) the date on which the Merger Agreement is validly terminated in accordance with its terms and (ii) the date of the consummation of the Merger and payment of the consideration therefor (but not, for the avoidance of doubt, prior to the consummation thereof)).

The representations and warranties of Fortegra contained in the Merger Agreement have been made solely for the benefit of Parent, Holdings and Merger Sub. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by confidential disclosures made to Parent, Holdings and Merger Sub in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding Fortegra or its business. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Fortegra or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Fortegra’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Fortegra that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, proxy statements and other documents that Fortegra has filed and may file with the SEC.

A copy of the press release announcing the execution Merger Agreement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated herein by reference. The information in Exhibit 99.1 attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in filings under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which is being filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements.” Such forward-looking statements reflect Tiptree’s current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including uncertainties as to the timing of the Merger, the possibility that alternative acquisition proposals will or will not be made, the possibility that various closing conditions for the Merger may not be satisfied or waived, the possibility that Parent, Holdings and Merger Sub will be unable to obtain sufficient funds to close the Merger, the parties’ ability to consummate the proposed transaction on the contemplated timeline, and other factors which are set forth in Tiptree’s most recent Form 10-K filed with the SEC on March 18, 2014 and in all filings with the SEC made by Tiptree subsequent to the filing of that Form 10-K. Tiptree does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits

(d) List of Exhibits:

10.1	Agreement and Plan of Merger, dated August 11, 2014, among Fortegra, Parent, Holdings and Merger Sub
99.1	Tiptree Financial Inc. press release, dated August 12, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE FINANCIAL INC.

Date: August 12, 2014	By:	/s/ Geoffrey Kauffman
Name: Geoffrey Kauffman
Title: President and Chief Executive Officer